NEWS RELEASE	Release Date: April 1, 2005 at 4:30pm EST

KNBT BANCORP, INC. ANNOUNCES COMPLETION OF ACQUISITION OF
CARUSO BENEFITS GROUP, INC.
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Lehigh Valley, PA (April 1, 2005) - KNBT Bancorp, Inc. (NASDAQ/NMS: KNBT) the holding company for Keystone Nazareth Bank & Trust Company (the "Bank"), announced today the completion of the acquisition of Caruso Benefits Group, Inc. (the "Company"), a benefits management firm based in Bethlehem, Pennsylvania. KNBT Bancorp previously announced entering into the agreement to purchase the Company on February 28, 2005.

Caruso Benefits Group, Inc. specializes in employee benefits management with an emphasis on group medical, life and disability and is the largest employee benefit retailer and wholesaler in the Lehigh Valley and surrounding regions. Founded in 1971 by Michael J. Caruso, CLU, ChFC, the Company services clientele ranging from individual entrepreneurs to organizations with several thousand employees, primarily in the Eastern Pennsylvania region, through a seasoned management team and supporting staff as well as a wholesale network of over 250 licensed producers. The Company will operate as Caruso Benefits Group, Inc., a wholly owned subsidiary of the Bank, with Michael J. Caruso remaining as President of the firm.

Under the terms of the definitive agreement, KNBT Bancorp, Inc. acquired all of the capital stock of the Caruso Benefits Group, Inc. for a purchase price of $28 million in cash, $20 million of which was paid at closing and $8 million of which is payable over a three year period, subject to the Company maintaining certain levels of profitability. The transaction is expected to enhance fee income of the Bank by approximately $5.0 million (pre-tax) per year and to be accretive $0.03 per share to KNBT Bancorp during the first full year after acquisition.

A copy of the investor presentation for this transaction will be available on KNBT s website at www.knbt.com.

About KNBT Bancorp, Inc.
KNBT Bancorp, Inc., with total assets of $2.4 billion at December 31, 2004, is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania chartered savings bank headquartered in Bethlehem, Pennsylvania with 41 branch offices in Lehigh, Northampton, Carbon and Monroe Counties, Pennsylvania.

Website: www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

Eugene Sobol, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

"Safe Harbor" Statement Under Private Securities Litigation Reform Act of 1995. The information contained in this press release and the investor presentation for this transaction, which will be available on KNBT s website, contains forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT's management's intentions, plans, beliefs, expectations or opinions or with respect to the acquisition of the Caruso Benefits Group, Inc. ("Caruso") and the pending acquisition of Northeast Pennsylvania Financial Corp. ("NEPF"). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of KNBT and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values; (2) the levels of non-interest income and expense and the amount of loan losses; (3) estimated cost savings from the acquisition of NEPF and Caruso cannot be fully realized within the expected time frame; (4) revenues following the acquisitions of Caruso and NEPF are lower than expected; (5) competitive pressure among depository institutions increases significantly; (6) costs or difficulties related to the integration of the businesses of KNBT, NEPF and Caruso are greater than expected; (7) changes in the interest rate environment may reduce interest margins; (8) general economic conditions, either nationally or in the markets in which KNBT is or will be doing business, are less favorable than expected; (9) legislation or changes in regulatory requirements adversely affect the business in which KNBT would be engaged; (10) regulatory or shareholder approvals necessary to acquire NEPF are not obtained; or (11) factors which result in a condition to the acquisition of NEPF not being met as well as other factors discussed in the documents filed by KNBT with the Securities and Exchange Commission ("SEC") from time to time. Copies of these documents may be obtained from KNBT upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. KNBT undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

KNBT and NEPF have filed documents concerning the merger with the Securities and Exchange Commission (SEC), including a registration statement on Form S-4 containing a prospectus/proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors are able to obtain these documents free of charge at the SEC's web site, www.sec.gov. In addition, documents filed with the SEC by KNBT are available free of charge from the Secretary of KNBT (Michele A. Linsky), Secretary, KNBT Bancorp, Inc., 90 Highland Avenue, Bethlehem, Pennsylvania 18017 (610) 861-5000, and documents filed with the SEC by NEPF are available free of charge from the Secretary of NEPF (Jerry D. Holbrook), Corporate Secretary, Northeast Pennsylvania Financial Corp., 12 E. Broad Street, Hazleton, Pennsylvania 18201 (570) 459-3700. The directors and executive officers of NEPF may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of NEPF and ownership of NEPF common stock by such persons is set forth in the prospectus/proxy statement filed by NEPF with the SEC on March 7, 2005. Additional information about the interest of those participants may be obtained from reading the definitive prospectus/proxy statement dated March 2, 2005. NEPF INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

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